Susan E. Alderton
                                                                  212/423-3332



                                                                 EXHIBIT  99.1



For Immediate Release



             NL Industries, Inc. Announces Share Repurchase Program


        HOUSTON, TEXAS -- (November 19, 1999) -- NL Industries, Inc. (NYSE - NL) announced today that its Board of Directors has authorized the repurchase of up to 1.5 million shares of its Common Stock in open market transactions, including block purchases, or in privately negotiated transactions. The shares to be repurchased represent approximately 3 % of the Company's 51.6 million shares outstanding. The stock may be purchased from time to time as the Company's financial condition and market conditions permit.



The repurchase program does not include specific price targets or timetables and may be suspended at any time. Depending on financial and market conditions, the program could be terminated prior to completion. NL will use its cash on hand to acquire the shares. Repurchased shares will be added to NL's treasury, and could be used for employee benefit plans, future acquisitions or other corporate purposes.

In the fourth quarter through yesterday the Company has purchased 205,600 shares at an average price per share of $11.27 per share, which is included in the program described above.

NL, headquartered in Houston, Texas, is a major international producer of titanium dioxide pigments.


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